Exhibit 99.1

ONCOTHYREON REPORTS THIRD QUARTER 2009
FINANCIAL RESULTS & PROVIDES PRODUCT PIPELINE UPDATE

SEATTLE, WASHINGTON - November 11, 2009 - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the three and nine months ended September 30, 2009 and provided a product pipeline update. Management will hold a conference call today at 4:30 p.m. ET, 1:30 p.m. PT (see below for details).

Oncothyreon reported a loss from operations of $2.8 million for the three months ended September 30, 2009, compared with a loss from operations of $3.6 million for the comparable period in 2008.  Oncothyreon also reported a loss from operations of $9.0 million for the nine months ended September 30, 2009, compared with a loss from operations of $13.7 million for the comparable period in 2008.  For both the three-month and nine-month periods, the decrease in loss from operations was primarily the result of decreased research and development, manufacturing and general and administrative expenses, offset by a decrease in revenue.

Operating expenses for the three and nine months ended September 30, 2009 were $2.8 million and $9.1 million respectively, compared with $4.4 million and $17.7 million for the comparable periods in 2008. Combined research and development and manufacturing expenses decreased to $1.3 million for the three months ended September 30, 2009 from $2.1 million for the three months ended September 30, 2008, and to $4.0 million from $9.5 million for the nine month periods, primarily as a result of the cessation of manufacturing activities for Stimuvax and the transfer of our Edmonton, Alberta facility to Merck KGaA.  General and administrative expenses decreased to $1.4 million in the three months ended September 30, 2009 from $2.1 million in the three months ended September 30, 2008.  General and administrative expenses decreased to $4.9 million in the first nine months of 2009 from $7.8 million in the first nine months of 2008, primarily as a result of expenses in 2008 related to Oncothyreon’s reincorporation in the United States and fewer personnel in 2009.

Total revenue was $4,000 and $39,000, respectively, for the three and nine months ended September 30, 2009, compared to $0.8 million and $4.0 million for the same periods in 2008.  The decrease in revenue was primarily the result of the transfer of manufacturing of Stimuvax to Merck KGaA in December 2008.

Oncothyreon reported a net loss of $5.9 million, or $0.24 per basic and diluted share, for the three months ended September 30, 2009, compared with a net loss of $3.6 million, or $0.18 per basic and diluted share, for the comparable period in 2008. The net loss for the third quarter of 2009 includes a $3.2 million non-cash charge for the change in the fair value of warrants issued in connection with its May 2009 securities offering. Oncothyreon reported a net loss of $14.7 million, or $0.68 per basic and diluted share, for the nine months ended September 30, 2009, compared with a net loss of $13.6 million, or $0.70 per basic and diluted share, for the comparable period in 2008.  The net loss for the nine-month period includes $5.7 million in non-cash charges related to the change in the fair value of warrant liability.

As of September 30, 2009, Oncothyreon's cash and cash equivalents were $35.0 million, compared to $19.2 million at the end of 2008, an increase of $15.8 million, or 82.3 percent. Major contributors to the net change included net proceeds of approximately $24.2 million from the sale of shares of Oncothyreon’s common stock and warrants to purchase shares of Oncothyreon’s common stock in 2009 offset by $8.4 million used for operating and capital expenditures in the first nine months of 2009.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Cash outflow in 2009 is expected to be substantially less than in 2008, primarily as a result of transferring manufacturing and process development activities for Stimuvax to Merck KGaA and of the previously announced plan to restrict development activities to PX-478 and PX-866. Oncothyreon currently expects cash used for operating and capital expenditures in 2009 to be approximately $12 million.

Oncothyreon Pipeline Update

The following provides an update on Oncothyreon’s product development candidates:

Stimuvax - Stimuvax is an investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a glycoprotein antigen widely expressed on common cancers, including lung cancer, breast cancer, prostate cancer and colorectal cancer.  Oncothyreon’s partner for the development of Stimuvax, Merck KGaA, is actively enrolling patients in two global Phase 3 trials.  Initiated in February 2007, START is a randomized, double-blind, placebo-controlled study in patients with documented unresectable stage III non-small cell lung cancer who have had a response or stable disease after at least two cycles of platinum-based chemo-radiotherapy. STRIDE is a randomized, double-blind, placebo-controlled study in patients with hormone receptor-positive, locally advanced, recurrent or metastatic breast cancer, initiated in June 2009.

In August 2009, clinical data relating to long-term treatment with Stimuvax were presented at the International Association for the Study of Lung Cancer's 13th World Conference on Lung Cancer in San Francisco.  The data included nine patients (of 35 total) with Stage IIIb non-small cell lung cancer from the Phase 2b trial of Stimuvax who were alive and without evidence of disease progression from 6.3 to 8.2 years after beginning Stimuvax therapy.  Prolonged therapy with Stimuvax was well-tolerated in this trial.

BGLP40 - BGLP40 is a completely synthetic MUC1-based liposomal glycolipopeptide cancer vaccine for potential use in several cancer indications.  The antigen incorporated in BGLP40 combines carbohydrate and peptide determinates in a multi-epitopic vaccine that evokes both cell- and antibody-mediated immune responses against major cancer-associated targets expressed on adenocarcinomas.  The vaccine also includes the fully synthetic PET-lipid A adjuvant which is proprietary to Oncothyreon.

Oncothyreon currently intends to substantially complete the pre-clinical development of BGLP40 in 2010, with the goal of initiating clinical development in 2011.  Merck KGaA has a right of first negotiation with respect to the development or marketing of BGLP40.

PX-866 - PX-866 is a small molecule inhibitor of the PI-3-kinase/PTEN/AKT pathway, an important survival signaling pathway that is activated in many types of human cancer.  Oncothyreon is currently conducting a Phase 1 trial of PX-866 in patients with advanced metastatic cancer.  The trial includes both an intermittent and a continuous dosing arm.  The maximally-tolerated dose has been identified in the intermittent dosing arm, and patient entry has begun in the continuous dosing arm of the study.

Based upon the results seen in this trial to date, including the preliminary data presented at the American Society of Oncology meeting earlier this year, Oncothyreon has made the decision to move PX-866 into Phase 2 clinical development in the first half of 2010.  The Phase 2 development program is currently expected to include two or more trials of PX-866 in combination with chemotherapy or other targeted agents and as a single agent.

PX-478 - PX-478 is a novel small molecule compound that inhibits the activity of hypoxia inducible factor (HIF)-1 alpha, a component of the transcription factor HIF-1 that controls the expression of a number of genes important for growth and survival of cancer cells.  Oncothyreon currently expects to complete patient enrollment in its Phase 1 trial of PX-478 in the fourth quarter of 2009.  In addition, pre-clinical data concerning the activity of PX-478 in diffuse large B-cell lymphoma cells will be presented at the American Society of Hematology meeting in early December 2009.

Conference Call and Webcast

Oncothyreon's management will discuss the Company's third quarter 2009 financial results and provide a business update during a conference call beginning at 4:30 p.m. ET/1:30 p.m. PT today, Wednesday, November 11, 2009. To listen to a webcast of the discussion, visit www.oncothyreon.com.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the following: our expectations regarding future expenses; clinical and pre-clinical development activities, including our plans to substantially complete the pre-clinical development of BGLP40 in 2010, our goal to initiate clinical development of BGLP40 in 2011, our decision to move PX-866 into Phase 2 clinical development in the first half of 2010 and our expectations regarding completion of patient enrollment in our Phase 1 trial of PX-478 in the fourth quarter of 2009;and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and pre-clinical development of our product candidates and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands except per share amounts)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Revenue
Contract manufacturing	$-	$426	$-	$2,946
Licensing revenue from collaborative agreements	4	376	12	1,028
Licensing, royalties and other revenue	-	-	27	-
	4	802	39	3,974

Expenses
Research and development	1,320	1,704	3,995	6,395
Manufacturing	-	422	-	3,148
General and administrative	1,377	2,120	4,873	7,827
Amortization	67	111	199	317
	2,764	4,357	9,067	17,687
Loss from Operations	(2,760)	(3,555)	(9,028)	(13,713)
Other (Income) Expenses
Investment and other income	(16)	14	17	(114)
Change in fair value of warrant liability	3,201	-	5,703	-
	3,185	14	5,720	(114)
Net loss	(5,945)	(3,569)	(14,748)	(13,599)
Other comprehensive income	-	31	-	-
Comprehensive net loss	$(5,945)	$(3,538)	$(14,748)	$(13,599)
Basic and diluted loss per share	$(0.24)	$(0.18)	$(0.68)	$(0.70)
Weighted average number of common shares outstanding	24,714	19,492	21,749	19,490

Oncothyreon Inc.

Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	September 30, 2009	December 31, 2008

Cash, cash equivalents	$34,980	$19,166
Total assets	$39,625	$24,971
Total long-term liabilities	$10,303	$393
Stockholders’ equity	$26,936	$20,717
Common shares outstanding	25,662	19,492